Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA	Salans FMC SNR Denton dentons.com

T +1 212 768 6700 F +1 212 768 6800

April 15, 2013

Board of Directors
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622

Re:  Sale of Warrant Shares registered pursuant to
Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to Discovery Laboratories, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion by the Company in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) (as so filed and amended, the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2013, including a related prospectus the (“Prospectus”) covering the registration for resale of up to 2,340,000 shares (the “Warrant Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable upon exercise of certain warrants held by certain stockholders (the “Warrants”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein, (iv) corporate proceedings of the Company relating to the Warrants and the Warrant Shares and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Warrant Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, and, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Discovery Laboratories, Inc. April 15, 2013 Page 2

The foregoing opinion is limited to Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP